Deed of Amendment No. 3

The Ensco Multinational Savings Plan
04 November 2010
between
Citco Trustees (Cayman) Limited
(as Trustee)
and
Ensco plc

This Deed of Amendment is made the 4th day of November 2010
Between:

(1)
Citco Trustees (Cayman) Limited, a trust company incorporated under the laws of the Cayman Islands whose registered office is at 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman, KY1-1205, Cayman Islands ("Trustee"); and

(2)	Ensco plc of 6 Chesterfield Gardens, 3rd Floor, London, W1J 5BQ, England ("Ensco")
Whereas:

(A)	This deed is supplemental to:

(i)
a trust deed dated 31 December 2008 (the "Trust Deed") made between the Trustee and Ensco International Incorporated as the Plan Sponsor establishing the trust known as the Ensco Multinational Savings Plan;

(ii)	an amended and restated trust deed (the "Amended and Restated Deed") dated 16 February 2009 made between the Trustee and Ensco International Incorporated as the Plan Sponsor;

(iii)	a first deed of amendment dated 25 September 2009 made between the Trustee and Ensco International Incorporated as the Plan Sponsor; and

(iv)	a second deed of amendment (the "Second Deed of Amendment") dated 21 December 2009 made between the Trustee and Ensco International Incorporated as the Plan Sponsor
the Trust Deed as amended being hereinafter referred to as the "Trust".

(B)	The Trustee is the present sole trustee of the Trust.

(C)	By the Amended and Restated Deed the Trustee declared that it holds $100 on the trust of the Trust and on the additional terms of the Rules.

(D)	By the Second Deed of Amendment, the Trust was, inter alia, amended so that references to the Plan Sponsor are references to Ensco International plc as Plan Sponsor.

(E)
By sub-clause 24.1 of the Trust, the Trustee has power (the "Power), with the written consent of the Plan Sponsor and with written notice to the Participants, by deed to amend, modify, alter or add to the provisions of the Trust and the Rules in such manner and to such extent as the Trustee considers to be in the best interests of the Participants.

(F)
Sub-clause 24.2 of the Trust provides, inter alia, that, unless the Trustee certifies in writing that in its opinion, the amendment, modification, alteration or addition made pursuant to sub-clause 24.1 of the Trust does not materially prejudice the interests of the then existing Participants and does not operate to release the Trustee from any responsibility to Participants (the "Certification"), the amendment, modification, alteration or addition shall require the consent of the majority of Participants.

(G)	On 31 March 2010, Ensco Incorporated plc changed its name to Ensco plc.

(H)	The Trustee wishes to exercise the Power in the manner set out below and intends that this deed shall serve as the Certification.

(I)	Ensco wishes to consent to the proposed amendments as set out in this deed to be made to the Trust.

(J)	Ensco confirms that notice of the proposed amendments as set out in this deed has been given to the Participants.

This Deed witnesses as follows:

1	Definitions and Construction
In this deed, where the context allows:

1.2	the definitions and rules of construction contained in the Trust shall apply and, subject to that, the following definition shall apply:

1.3	"Effective Date" means the 21 August 2010.

2	Amendments

2.1	In exercise of the Power and of each and every other power (if any) it enabling, the Trustee hereby declares that the Trust is hereby amended so that:

(a)
the requirement of 30 days of continuous employment set forth in Rule 1.1 (a) of Schedule A of the Trust shall not apply, on and from the Effective Date, to all employees who have become employed by an Employer pursuant to the acquisition of the rig known as ENSCO 109 (formerly known as Diamond Offshore's Ocean Shield) (each an "ENSCO 109 Employee" and together the "ENSCO 109 Employees"); and

(b)
for the purposes of Rule 5 of Schedule A of the Trust (provisions relating to vesting) and for all other purposes, the length of time that each ENSCO 109 Employee was an employee of Diamond Offshore Drilling, Inc and its affiliated companies shall be included in that ENSCO 109 Employee's Service Time

PROVIDED THAT all other provisions and restrictions applicable to an Eligible Employee or Participant shall apply to the ENSCO 109 Employees.

2.2	In further exercise of the Power and of each and every other power (if any) it enabling, the

Trustee hereby declares that the Trust is hereby amended so that all references in the Trust to 'Ensco International plc' shall be deleted and replaced with 'Ensco plc'.

3	Certification
The Trustee hereby certifies that, in its opinion, the amendments set out in Clause 2 of this deed do not materially prejudice the interests of the Participants as at the Effective Date and do not operate to release the Trustee from any responsibility to the Participants.

4	Consent
Ensco hereby consents to the amendments to the Trust as set out herein.

5	Confirmation
Except as specifically amended herein, all the provisions of the Trust (as previously amended) shall remain in full force and effect, and the Trust as further amended herein shall be read as a single, integrated document with all terms used in this amendment having the meanings set forth in the Trust.

6	Governing Law
Cayman Islands law shall govern the construction and interpretation of this deed and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.

In witness whereof this instrument has been executed and delivered the day and year first above written.

Executed as a deed and delivered by the said CITCO TRUSTEES (CAYMAN) LIMITED by its common seal being affixed in the presence of /s/ Cassandra Ebanks ………………………………….. Witness	/s/ Christina Patrick /s/ Judith Patrick __________________________________ CITCO TRUSTEES (CAYMAN) LIMITED

Executed as a deed and delivered by the said Ensco plc by its common seal being affixed in the presence of /s/ James English ………………………………….. Witness	/s/ Cary A. Moomjian, Jr. __________________________________ ENSCO PLC